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                                                                   EXHIBIT 10.11


                                 March 20, 1995



Mr. James H. Vandenberghe
542 Briarcliff
Grosse Pointe Woods, Michigan 48236

Dear Mr. Vandenberghe:

         Lear Seating Corporation (the "Company") considers it essential to its best interest and the best interests of its stockholders to foster the continuous employment of key management personnel.

         The Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties. In order to induce you to remain in the employ of the Company, and in consideration of your agreement to the termination of any existing employment contract you may have with the Company or any predecessor; the Company agrees that you shall receive, upon the terms and conditions set forth herein, the compensation and benefits set forth in this letter agreement ("Agreement") during the Term hereof.

         1. Term of Agreement. This Agreement shall commence as of the Effective Date (as defined on the signature page hereof) and shall continue in effect until the fourth anniversary of such date (the "Term"). The Term may be extended pursuant to paragraph 12, hereafter.

         2. Terms of Employment. During the Term, you agree to be a full-time employee of the Company serving in the position of Executive Vice President and Chief Financial Officer of the Company and to devote substantially all of your working time and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities associated with your position as Executive Vice President and Chief Financial Officer of the Company, to use your best efforts to perform faithfully and efficiently such responsibilities. In addition, you agree to serve in such other capacities or offices to which you may be assigned, appointed or elected from time to time by the Board. Nothing herein shall prohibit you from devoting your time to civic and community activities, serving as a member of the Board of Directors of other corporations who do not compete with the Company (provided that you have received prior written approval from the Company's Chairman), or managing personal investments, as long as the foregoing do not interfere with the performance of your duties hereunder.
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         3.      Compensation.

                 (i) As compensation for your services, under this Agreement, you shall be entitled to receive an initial base salary of $272,000 per annum, to be paid in accordance with existing payroll practices for executives of the Company. Increases in your base salary, if any, shall be determined by the Compensation Committee of the Board of Directors. In addition, you shall be eligible to receive an annual incentive compensation bonus ("Bonus") to be determined from time to time by the Compensation Committee of the Board of Directors of the Company.

                 (ii) In addition to compensation provided for in Subsection (i) of this Section 3, the Company agrees (A) to provide the same or comparable benefits with respect to any compensation or benefit plan in which you participate as of the Effective Date which is material to your total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; and (B) to maintain your ability to participate therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the opportunities provided and the level of your participation relative to other participants, than exists on the Effective Date.

                 (iii) The Company shall reimburse you for all reasonable travel, entertainment and other business expenses incurred by you in the performance of your responsibilities under this Agreement promptly upon receipt of written substantiation of such expenses. You shall also be paid all additional amounts necessary to discharge all federal and state tax liabilities incurred by you that are attributable to all deemed compensation arising as a consequence of your personal use of property owned or leased by the Company, excepting only your personal use of any Company aircraft, including federal and state taxes assessed against such additional compensation.

                 (iv) You shall be entitled to perquisites available to all other executives of the Company and shall be entitled to 4 weeks of vacation per year.

         4. Termination of Employment. Your employment may be terminated by either the Company or you by giving a Notice of Termination, as defined in Subsection (iv) of this Section 4. If your employment should terminate during the Term, your entitlement to benefits shall be determined in accordance with
Section 5 hereof.

                 (i) Disability. If, as a result of your incapacity due to physical or mental illness, you are unable to perform your duties hereunder for more than six consecutive





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                 months or six months  aggregate during any twelve month
                 period, your employment may be terminated for "Disability".

                 (ii) Cause. Termination of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your Disability), (B) the engaging by you in conduct which is significantly injurious to the Company, monetarily or otherwise, (C) your conviction of a felony, (D) your abuse of illegal drugs or other controlled substances or your habitual intoxication, or (E) the breach of any of your material obligations hereunder including without limitation any breach of Section 9 or 10 hereof. For purposes of this Subsection, no act or failure to act, on your part shall be deemed "willful" unless knowingly done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

                 (iii) Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, without your express written consent, of any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as such terms are defined in Subsections (v) and (iv) of this Section 4, respectively, given in respect thereof:

                          (A) The permanent assignment to you of any duties inconsistent with your status as an executive officer of the Company, your physical relocation on a permanent basis to an area outside of the metropolitan Detroit area, a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to such assignment of duties, your removal from any office specified in Section 2 hereof;

                          (B) Any reduction by the Company in your base salary as in effect from time to time, except for across-the-board salary reductions similarly affecting all executive officers of the Company;

                          (C) The failure by the Company to pay or provide to you within seven (7) days of receipt by the Company of your written demand any amounts of base salary or Bonus or any benefits which are due, owing and payable to you pursuant to the terms hereof, except pursuant to an across-the-board compensation deferral similarly affecting all executive officers, or to pay to you any portion of an installment of deferred compensation due under any deferred compensation program of the Company;





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                          (D)     Except in the case of across-the-board
                          reductions, deferrals or eliminations similarly affecting all executive officers of the Company, the failure by the Company to (i) continue in effect any compensation plan in which you participate which is material to your total compensation, including but not limited to the Company's plans currently in effect or hereafter adopted, and any plans adopted in substitution therefore, or (ii) continue to provide you with benefits substantially similar, in aggregate, to the Company's life insurance, medical, dental, health, accident or disability plans in which you are participating at the date of this Agreement; or

                          (E) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 7 hereof.

                          Your continued employment with the Company shall not
                 constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                 (iv) Notice of Termination. Any termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                 (v) Date of Termination, Etc. "Date of Termination" shall mean (A) if your employment is terminated for Disability pursuant to Subsection (i) of this Section 4, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), (B) if your employment is terminated by reason of your death, the date of your death,
                 (C) if by you for Good Reason or by either party for any other reason (other than Disability, death, or your voluntary resignation without Good Reason), the date specified in the Notice of Termination (which, in the case of a termination by you for Good Reason, shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given), and (D) if your employment is terminated by your voluntary resignation without Good Reason (as defined in Subsection (iii) of this Section 4), the Date of Termination shall be forty-five (45) days from the date such Notice of Termination is given or such other date as may be identified by the Company. Unless the Company instructs you not to do





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                 so, you shall continue to perform services as provided in this
                 Agreement through the Date of Termination.

         5. Compensation Upon Termination or During Disability. Upon termination of your employment with the Company during the Term, you shall be entitled to the following compensation and benefits:

                 (i) If your employment is terminated for Disability, you shall receive until the end of the Term all compensation payable to you under the Company's disability and medical plans and programs, as in effect on the Date of Termination plus an additional payment from the Company (if necessary) such that the aggregate amount received by you in the nature of salary continuation from all sources equals your base salary at the rate in effect on the Date of Termination. After the end of the Term, your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs, provided that such terms shall not be less advantageous to you than the terms of such programs in effect as of the Effective Date.

                 (ii) If your employment shall be terminated (A) by the Company for Cause, or (B) by you other than for Good Reason, the Company shall pay you your full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation or benefit plans of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement. Provided, however, that if your employment is terminated by your voluntary resignation without Good Reason, you shall be compensated per this Paragraph only to the extent that you actively performed your assigned responsibilities through the Date of Termination.

                 (iii) If your employment shall be terminated by reason of your death, the Company shall pay your estate or designated beneficiary (as designated by you by written notice to the Company, which designation shall remain in effect for the remainder of the Term and any extensions thereof until revoked or a new beneficiary is designated, in either case by written notice to the Company) your full base salary through the Date of Termination and for a period of 12 whole calendar months thereafter plus, if the Date of Termination shall not occur on the first day of a calendar month, the balance of the month in which the Date of Termination occurs, at the rate in effect at the time of your death, plus any Bonus earned, prorated for the portion of the Bonus measurement period occurring prior to the date of your death, plus all other amounts to which you are entitled under any compensation or benefit plans of the Company at the date of your death, and the





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                 Company shall have no further obligation to you, your
                 beneficiaries or your estate under this Agreement.

                 (iv) If your employment shall be terminated (a) by the Company other than for Cause or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

                          (A) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given (or, if greater, at the rate in effect 30 days prior to the time Notice of Termination is given), plus all other amounts to which you are entitled under any compensation or benefit plans of the Company, including without limitation, any Bonus measurement period occurring prior to the Date of Termination, at the time such payments are due, except as otherwise provided below;

                          (B) in lieu of any further salary payment to you for periods subsequent to the Date of Termination, the Company shall pay to you your full base salary at the rate in effect immediately prior to the time Notice of Termination is given (or, if greater, at the rate in effect 30 days prior to the time Notice of Termination is given), payable periodically in accordance with past payroll practices, until the end of the Term;

                          (C) in lieu of any further Bonus payments to you for periods subsequent to the Date of Termination, the Company shall pay to you a Bonus payable in each March following the Date of Termination in respect of the previous plan fiscal year equal to the quotient obtained by aggregating the Bonuses received by you in respect of the two plan fiscal years ending prior to the Date of Termination (the "Bonus Period") and dividing such sum by two. Such Bonus shall be paid in respect of each plan fiscal year or portion thereof ending after the Date of Termination until the end of the Term, and shall be prorated for partial years, if any, including without limitation the portion of the calendar year occurring after the Date of Termination and the final plan fiscal year in respect of which any such March Bonus is payable pursuant to this Section 5(iv)(C). Provided, however, that the amount of bonus to be paid pursuant to this Paragraph shall not be greater than the amount of bonus that would have been paid in accordance with Bonus Plans, existing from time to time, had your employment not been terminated;

                          (D) until the end of the Term, you will continue to participate in all other compensation and benefit plans (including perquisites) in which you were





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                          participating immediately prior to the time Notice of
                          Termination is given, or comparable plans substituted therefor; provided, however, that if you are ineligible, (e.g., by operation of law or the terms of the applicable plan to continue to participate in any such plan) the Company will provide you with a comparable level of compensation or benefits;

                          (E) the Company shall also pay to you all reasonable legal fees and expenses incurred by you in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement if such termination is determined by arbitration to have been for Good Reason or other than Cause or Disability; and

                          (F)     if you should die after the Date of
                          Termination and prior to the end of the period of payment provided for in paragraphs (B), (C), and (D) hereof, the Company shall pay your estate or your designated beneficiary any amounts that are or become payable pursuant to any of such paragraphs until the end of the Term.

                 (v) You shall be required to mitigate the amount of any payment provided for in subsection (iv) of this Section 5 by seeking and accepting, if offered, other comparable employment, taking into consideration the provisions of
                 Section 9 of this Agreement, and the amount of any payment provided for in this Section 5 shall be reduced by any compensation earned by you during the remainder of the Term as the result of your employment by another employer, or offset against any amount owed by you to the Company or as otherwise receivable by you pursuant to Subsection 5(iv)(D) shall be reduced to the extent a comparable benefit of the same type was made available to you during the applicable period of benefit continuation set forth in such Subsection. Any compensation and benefits actually received by you shall be promptly reported to the Company.

                 (vi) In addition to all other amounts payable to you under this Section 5, you shall be entitled to receive all benefits payable to you pursuant to the terms of any plan or agreement of the Company relating to retirement benefits.

         6. Travel. You shall be required to travel to the extent necessary for the performance of your responsibilities under this Agreement.

         7. Successors; Binding Agreement. The Company will, by Agreement in form and substance satisfactory to you, require any successor (whether direct or indirect, by purchase merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to





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the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         8. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company (or, if you are the Secretary at the time such notice is to be given, to the Chairman of the Company's Board of Directors), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         9.      Noncompetition.

                 (i) Until the Date of Termination, you agree not to enter into competitive endeavors and not to undertake any commercial activity which is contrary to the best interests of the Company or its affiliates, including becoming an employee, owner (except for passive investments of not more than one percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, consultant, agent or director of any firm or person which either directly competes with a line or lines of business of the Company accounting for ten percent (10%) or more of the Company's gross sales, revenues or earnings before taxes or derives ten percent (10%) or more of such firm's or person's gross sales, revenues or earnings before taxes from a line or lines of business which directly compete with the Company. Notwithstanding any provision of this Agreement to the contrary, you agree that your breach of the provisions of this Section 9(i) shall permit the Company to terminate your employment for Cause.

                 (ii) If you are terminated for Cause, until the later of one year after the Date of Termination and during any period that you continue to be paid your salary (including any other payments in lieu of salary) pursuant to Section 5 hereof and for one year thereafter, or if you resign or are terminated other than for Cause, until





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                 the later of the Date of Termination and during any period that you continue to be paid your salary (including any other payment in lieu of salary) pursuant to Section 5 hereof, you agree not to become an employee, owner (except for passive investments of not more than one percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), consultant, officer, agent or director of any firm or person which directly competes with a business of the Company producing any class of products accounting for ten percent (10%) or more of the Company's gross sales, revenues or earnings before taxes. During the period of payment provided in Section 5 hereof, you will be available, consistent with other responsibilities that you may then have, to answer questions and provide advice to the Company. Notwithstanding anything in this Agreement to the contrary, you agree that, from and after any breach by you of the provisions of this Section 9(ii), the Company shall cease to have any obligations to make payments to you under this Agreement.

                 (iii) If you are terminated for Cause, until the later of one year after the Date of Termination and during any period that you continue to be paid your salary (including any other payments in lieu of salary) pursuant to Section 5 hereof and for one year thereafter, or if you resign or are terminated other than for Cause, until the later of the Date of Termination and during any period that you continue to be paid your salary (including any other payment in lieu of salary) pursuant to Section 5 hereof, you shall not directly or indirectly, either on your own account or with or for anyone else, (A) solicit or attempt to solicit any of the Company's customers (B) solicit or attempt to solicit for any business endeavor any employee of the Company or (C) otherwise divert or attempt to divert from the Company any business whatsoever or interfere with any business relationship between the Company and any other person.

                 (iv) You acknowledge and agree that damages for breach of the covenant not to compete in this Section 9 will be difficult to determine and will not afford a full and adequate remedy, and therefore agree that the Company, in addition to seeking actual damages pursuant to Section 11 hereof, may seek specific enforcement of the covenant not to compete in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction, without the necessity of a bond. You and the Company agree that the provisions of this covenant not to compete are reasonable. However, should any court or arbitrator determine that any provision of this covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this covenant not to compete should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.





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         10.     Confidentiality.

                 (i) You shall not knowingly use, disclose or reveal to any unauthorized person, during or after the Term, any trade secret or other confidential information relating to the Company or any of its affiliates, or any of their respective businesses or principals, such as, without limitation, dealers' or distributor's lists, information regarding personnel and manufacturing processes, marketing and sales plans, and all other such information; and you confirm that such information is the exclusive property of the Company and its affiliates. Upon termination of your employment, you agree to return to the Company on demand of the Company all memoranda, books, papers, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, whether made by you or otherwise in your possession.

                 (ii) Any ideas, processes, characters, productions, schemes, titles, names, formats, adaptations, plots, slogans, catchwords, incidents, treatment, and dialogue which you may conceive, create, organize, prepare or produce during the period of your employment and which ideas, processes, etc. relate to any of the businesses of the Company, shall be owned by the Company and its affiliates whether or not you should in fact execute an assignment thereof or other instrument or document which may be reasonably necessary to protect and secure such rights to the Company.

                 (iii) Notwithstanding anything in this Agreement to the contrary, you agree that from and after any breach by you of the provisions of this Section 10 during any period of payment provided in Section 5 hereof, the Company shall cease to have any obligations to make payments to you under this Agreement.

         11.     Arbitration.

                 (i)      Except as contemplated by Section 9 (iii), Section 9,
                 (iv), and Section 11 (iii) hereof, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Southfield, Michigan before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by you, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected pursuant to the procedures of the American Arbitration Association.

                 (ii)     The parties agree to use their best efforts to cause
                 (a) the two individuals set forth in the preceding Section 11
                 (i), or, if applicable, the American Arbitration





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
                 Association, to appoint the arbitrator within 30 days of the date that a party hereto notifies the other party that a dispute or controversy exists that necessitates the appointment of an arbitrator, and (b) any arbitration hearing to be held within 30 days of the date of selection of the arbitrator, and, as a condition to his or her selection, such arbitrator must consent to be available for a hearing at such time.

                 (iii) Judgment may be entered on the arbitrator's award in any court having jurisdiction, provided that you shall be entitled to seek specific performance of your right to be paid and to participate in benefit programs during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company and you hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific performance of the terms of this Agreement.

                 (iv) If you prevail in full or in substantial part, the Company shall bear all expenses of the arbitrator incurred in any arbitration hereunder. The Company agrees to pay your reasonable and documented legal fees and expenses in connection with any arbitration hereunder if you prevail in full or in substantial part.

         12. Extension of Term. The Term of this Agreement shall be automatically extended for a period of one year on each anniversary of the Effective Date of this Agreement; said automatic extension commencing on the second anniversary of the Effective Date. There shall be no renewal of the Term after the Date of Termination.

         13. Modifications. No provision of this Agreement may be modified, amended, waived or discharged unless such modification, amendment, waiver or discharge is agreed to in writing and signed by both you and such officer of the Company as may be specifically designated by the Board.

         14. No Implied Waivers. Failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Waiver by either party of a breach of any obligation hereunder shall not constitute a waiver of any succeeding breach of the same obligation. Failure of either party to exercise any of its rights provided herein shall not constitute a waiver of such right.

         15. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan.





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         16.     Payments Net of Taxes.  Any payments provided for herein which are subject to Federal, State or local tax or other withholding requirements, shall have such amounts withheld prior to payment.

         17.     Survival of Obligations.  The obligations of the Company under
Section 5(iii) and your obligations under Sections 9 and 10 hereof shall survive the expiration of the Term of this Agreement.

         18. Capacity of Parties. The parties hereto warrant that they have the capacity and authority to execute this Agreement.

         19. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

         20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         21. Entire Agreement. This Agreement and any attachments hereto, contain the entire agreement by the parties with respect to the matters covered herein and supersedes any prior agreement (including without limitation any prior employment agreement), condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right. No agreements, understandings or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.





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         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject, effective on March 20, 1995 ("Effective Date").

                                        Sincerely,

                                        LEAR SEATING CORPORATION



                                        BY: /s/ Kenneth L. Way
                                            ------------------------------------



Agreed to this        day of March, 1995
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BY:  /s/ James H. Vandenberghe
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